Exhibit 1.1

SPIRE INC.

Common Stock, Par Value $1.00 Per Share

TERMS AGREEMENT

June 13, 2023

Morgan Stanley & Co. LLC

1585 Broadway

New York, New York 10036

As Underwriter, Forward Purchaser and Forward Seller

Ladies and Gentlemen:

Spire Inc., a Missouri corporation (the “Company”), confirms its agreement with Morgan Stanley & Co. LLC (the “Designated Manager”), as the Underwriter, the Forward Purchaser and the Forward Seller (in each case as defined below), subject to the terms and conditions stated herein and in the Equity Distribution Agreement dated February 6, 2019, as modified by a letter agreement dated May 14, 2019, between the Company, and each of (a) RBC Capital Markets, LLC and BofA Securities, Inc. as a Manager or Forward Seller, and (b) Royal Bank of Canada and Bank of America, N.A., as a Forward Purchaser, as further modified by a letter agreement dated May 9, 2022 between the Company and each of (i) such Managers, Forward Sellers and Forward Purchasers, (ii) the Designated Manager and TD Securities (USA) LLC, as an additional Manager or Forward Seller, and (iii) Morgan Stanley & Co. LLC and The Toronto-Dominion Bank, as an additional Forward Purchaser (as so modified, the “Equity Distribution Agreement”), with respect to, subject to Section 8 hereof, (A) the sale by the Designated Manager (in such capacity, the “Forward Seller”) of 1,744,549 shares of Common Stock (the “Initial Hedge Shares”), (B) the purchase by the Designated Manager (in such capacity, the “Underwriter”) of the Initial Hedge Shares and (C) the grant to the Underwriter of the option pursuant to Section 2 hereof to purchase all or any part of 261,682 additional shares of Common Stock (the “Option Shares”).

As used herein, the following terms shall have the following meanings:

“Company Shares” means the Top-Up Initial Company Shares and the Option Company Shares;

“Forward” means the Initial Forward or any Option Forward;

“Hedge Shares” means the Initial Hedge Shares and the Option Hedge Shares;

“Initial Forward” means the letter agreement, dated the date hereof, between the Company and the Designated Manager (in such capacity, the “Forward Purchaser”) relating to the forward sale by the Company, subject to the Company’s right to elect Cash Settlement or Net Share Settlement (as such terms are defined in such agreement), of a number of shares of Common Stock equal to the number of Initial Hedge Shares sold by the Forward Seller to the Underwriter pursuant to this Agreement;

“Initial Shares” means the Initial Hedge Shares and the Top-Up Initial Company Shares;

“Option Company Shares” means any Option Shares sold to the Underwriter by the Company pursuant to Section 2(b) hereof upon exercise of the option pursuant thereto and any Top-Up Option Company Shares;

“Option Hedge Shares” means any Option Shares sold to the Underwriter by the Forward Seller pursuant to Section 2(a) hereof upon exercise of the option pursuant thereto;

“Option Forward” has the meaning in Section 2(a) hereof;

“Shares” means the Hedge Shares and the Company Shares;

“Time of Sale” means the initial time of confirmation of sales of the Shares, as conveyed to the Company by or on behalf of the Underwriter, or such other time as agreed by the Company and the Underwriter.

“Top-Up Initial Company Shares” has the meaning in Section 8 hereof; and

“Top-Up Option Company Shares” has the meaning in Section 8 hereof.

Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Equity Distribution Agreement. For purposes of this Agreement, any references herein to (a) this “Agreement” means this Terms Agreement and includes each of the provisions of the Equity Distribution Agreement not specifically relating to the solicitation by the Managers thereunder, in their capacities as sales agents, of offers to purchase shares of Common Stock, which shall be incorporated herein and deemed to be a part hereof to the same extent as if such provisions had been set forth in full herein, (b) the words “herein,” “hereof” and “hereunder” refer to this Agreement, (c) each of the terms “Forward,” “Hedge Shares,” “Shares” and “Time of Sale” as used in the Equity Distribution Agreement have the same meanings as herein and (d) the term “Confirmation Shares” as used in the Equity Distribution Agreement means the number of shares of Common Stock as may be sold in accordance with this Agreement in settlement of all or any portion of the Company’s obligations under any Forward.

The Company understands that the Underwriter proposes to make a public offering of the Shares on the terms herein as soon as the Underwriter deems advisable after this Agreement has been executed and delivered.

1. On the basis of the representations and warranties and subject to the terms and conditions herein, the Forward Seller, in the case of the Initial Hedge Shares, and the Company, in the case of the Top-Up Initial Company Shares, agrees to sell to the Underwriter, and the Underwriter agrees to purchase from, in the case of the Initial Hedge Shares, the Forward Seller and, in the case of the Top-Up Initial Company Shares, the Company, the Initial Shares at a purchase price of $63.60 per share (the “Initial Purchase Price”).

2. In addition, on the basis of the representations and warranties and subject to the terms and conditions herein, the Underwriter shall have the option to purchase pursuant to clause (a) or (b) below, as applicable, all or any portion of the Option Shares at a purchase price per share equal to the Initial Purchase Price less an amount per share equal to any dividends or distributions declared by the Company and payable per share on the Initial Shares but not payable on the Option Shares (the “Option Purchase Price”). The option hereby granted will expire at 11:59 P.M. (New York City time) on the 30th day after the date hereof and may be exercised in whole or in part from time to time upon notice by the Underwriter to the Company and the Forward Seller setting forth the number of the Option Shares as to which the Underwriter is then exercising such option and the time and date of payment and delivery for such Option Shares. Any such time and date of delivery (an “Option Closing Date”) shall be determined by the Underwriter, but shall not be later than seven full business days after the exercise of such option, nor in any event prior to the Initial Closing Date (as defined in Section 3 hereof).

Following the delivery of any such notice:

(a) the Company agrees that it will use its commercially reasonable best efforts to, within one Business Day after such notice is given, execute and deliver to the Forward Seller an additional letter agreement between the Company and the Forward Purchaser (an “Option Forward”) relating to the forward sale by the Company, subject to the Company’s right to elect Cash Settlement or Net Share Settlement (as such terms are defined in such agreement), of a number of shares of Common Stock equal to the aggregate number of the Option Shares being purchased by the Underwriter from the Forward Seller pursuant to the exercise of such option, on terms substantially similar to the Initial Forward, mutatis mutandis, as agreed by the parties; upon the Company’s execution and delivery to the Forward Purchaser of such Option Forward, the Forward Purchaser shall promptly execute and deliver such Option Forward to the Company, and upon such execution and delivery to the Company, on the basis of the representations and warranties and subject to the terms and conditions herein, the Forward Seller (or, in the case of any Top-Up Option Company Shares, the Company), severally and not jointly, hereby agrees to sell to the Underwriter such number of Option Shares at the Option Purchase Price; and

(b) If the Company does not timely execute and deliver any such Option Forward pursuant to clause (a) above, then, on the basis of the representations and warranties and subject to the terms and conditions herein, the Company agrees to sell to the Underwriter the aggregate number of Option Shares with respect to which the option is being exercised at the Option Purchase Price.

3. The Shares to be purchased by the Underwriter hereunder, in definitive form, and in such authorized denominations and registered in such names as the Underwriter may request upon at least 48 hours’ prior notice to the Forward Seller or the Company, as the case may be, shall be delivered by or on behalf of the Forward Seller or the Company, as the case may be, to the Underwriter, including, at its option, through the facilities of DTC for the account of the

Underwriter, against payment by or on behalf of the Underwriter of the Initial Purchase Price or the Option Purchase Price, as the case may be, by wire transfer of Federal (same-day) funds to the account specified to the Underwriter by the Forward Seller, in the case of the Hedge Shares, or the Company, in the case of the Company Shares, in either case, upon at least 48 hours’ prior notice. The time and date of such delivery and payment shall be 10:00 a.m., New York City time, on, in the case of the Initial Shares, the second (or third, if the determination of the Initial Purchase Price occurs after 4:00 p.m., New York City time) Trading Day after the date hereof (unless another time and date shall be agreed to by the Underwriter, the Forward Seller or the Company, as applicable) (such time and date, the “Initial Closing Date”) and, in the case of any Option Shares, on the Option Closing Date therefor, in each case at the office of Bracewell LLP, counsel for the Underwriter, 31 West 52nd Street, Suite 1900, New York, New York 10019.

4. If (a) any of the representations and warranties of the Company herein or in any certificate delivered by the Company pursuant hereto are not true and correct as of the Initial Closing Date or any Option Closing Date, as the case may be, as if made as of the Initial Closing Date or such Option Closing Date, (b) the Company has not performed all of the obligations required to be performed by it under this Agreement on or prior to the Initial Closing Date or such Option Closing Date, (c) any of the conditions herein have not been satisfied on or prior to the Initial Closing Date or such Option Closing Date, (d) this Agreement shall have been terminated pursuant to Section 9 hereof on or prior to the Initial Closing Date or such Option Closing Date or the Initial Closing Date or such Option Closing Date shall not have occurred, (e) any of the conditions in Section 7(a) of the Initial Forward (or the equivalent section of any Option Forward) shall not have been satisfied on or prior to the Initial Closing Date or such Option Closing Date or (f) any of the representations and warranties of the Company in any Forward are not true and correct as of the Initial Closing Date or such Option Closing Date as if made as of the Initial Closing Date or such Option Closing Date (such clauses (a) through (f), collectively, the “Conditions”), then the Forward Seller, in its sole discretion, may elect not to (or in the case of such clause (d), will not) borrow and deliver for sale to the Underwriter the Hedge Shares otherwise deliverable on the Initial Closing Date or such Option Closing Date. In addition, in the event the Forward Seller determines in good faith and a commercially reasonable manner that (i) in connection with establishing its commercially reasonable hedge position, the Forward Seller is unable to borrow and deliver for sale under this Agreement a number of shares of Common Stock equal to the number of the Hedge Shares to be sold by it hereunder or (B) it would be impracticable for the Forward Seller to do so or it would incur a stock loan cost of more than 25 basis points per annum with respect to all or any portion of such Hedge Shares to do so, then, in each case, the Forward Seller shall only be required to deliver for sale to the Underwriter at the Initial Closing Date or such Option Closing Date, as the case may be, the aggregate number of shares of Common Stock that the Forward Seller or its affiliates is able to so borrow in connection with establishing its commercially reasonable hedge position at or below such cost.

If the Forward Seller elects, pursuant to the immediately preceding paragraph not to borrow and deliver for sale to the Underwriter at the Initial Closing Date or any Option Closing Date, as the case may be, the total number of the Hedge Shares to be sold by it hereunder, the Forward Seller will use its commercially reasonable efforts to notify the Company no later than 5:00 p.m., New York City time, on the Business Day prior to the Initial Closing Date or such Option Closing Date. Notwithstanding anything to the contrary herein, in no event will the Company be required to issue or deliver any of the Company Shares prior to the Business Day following notice to the Company of the relevant number of Shares so deliverable in accordance with this paragraph.

5. Each of the representations, warranties and agreements in the Equity Distribution Agreement shall be deemed to have been made as of the date of this Agreement, the Time of Sale, the Initial Closing Date and any Option Closing Date, except that each representation and warranty in Section 2 of the Equity Distribution Agreement that makes reference to the Prospectus shall be deemed to be a representation and warranty as of the date of the Equity Distribution Agreement in relation to the Prospectus and also a representation and warranty as of the date of this Agreement, the Time of Sale, the Initial Closing Date and any Option Closing Date in relation to the Prospectus as then amended and supplemented (including any amendment or supplement contemplated by Section 7 hereof).

6. The obligations of the Underwriter, the Forward Purchaser and the Forward Seller hereunder are subject to the accuracy of the representations and warranties of the Company in this Agreement, or in certificates signed by any officer of the Company or any subsidiary of the Company (whether signed on behalf of such officer, the Company or such subsidiary) delivered to the Underwriter or its counsel, to the performance by the Company of its covenants and other obligations hereunder and to the following further conditions, in each case on and as of the date hereof, the Initial Closing Date and each Option Closing Date:

(a) Prior to the date of this Agreement, the Underwriter shall have received an agreement substantially in the form of Exhibit A hereto signed by each of the persons listed in Exhibit B hereto.

(b) During the period beginning on and including the date of this Agreement through and including the date that is the 60th day after the date of this Agreement (the “Lock-Up Period”), the Company will not, without the prior written consent of the Underwriter, directly or indirectly:

(i) issue, offer, pledge, assign, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of any shares of Common Stock or other capital stock of the Company or any securities convertible into or exercisable or exchangeable for Common Stock or other capital stock of the Company;

(ii) file or cause the filing of any registration statement under the Securities Act with respect to any Common Stock or other capital stock of the Company or any securities convertible into or exercisable or exchangeable for any Common Stock or other capital stock of the Company; or

(iii) enter into any swap or other agreement, arrangement, hedge or transaction that transfers to another, in whole or in part, directly or indirectly, any of the economic consequences of ownership of any Common Stock or other capital stock or any securities convertible into or exercisable or exchangeable for any Common Stock or other capital stock, whether any transaction described in clause (i) or (iii) above is to be settled by delivery of Common Stock, other capital stock, other securities, in cash or otherwise, or publicly announce any intention to do any of the foregoing.

Notwithstanding the provisions in the immediately preceding paragraph, the Company may, without the prior written consent of the Underwriter:

(A) issue Shares to the Underwriter pursuant to this Agreement, or issue shares of Common Stock to the Forward Purchaser under the Initial Forward or any Option Forward;

(B) issue shares, and options to purchase shares, of Common Stock and restricted stock units pursuant to stock option plans, stock purchase or other equity incentive plans or any dividend reinvestment plan described in the Prospectus, as amended or supplemented, as those plans are in effect on the date of this Agreement and file or cause the filing of any registration statement under the Securities Act with respect to such plans; and

(C) issue shares of Common Stock upon the exercise of stock options issued under stock option or other equity incentive plans referred to in clause (ii) above, as those plans are in effect on the date of this Agreement, provided, however, that in the case of any issuance described in clause (C) above, it shall be a condition to the issuance that each recipient executes and delivers to the Underwriter, not later than one business day prior to the date of such issuance, a written agreement, in substantially the form of Exhibit A to this Agreement and otherwise satisfactory in form and substance to the Underwriter.

(c) At the time of the execution of this Agreement, the Designated Manager shall have received the letter of the Accountants dated the date of this Agreement and in form and substance satisfactory to the Designated Manager and addressed to each of the Underwriter, the Forward Purchaser and the Forward Seller, confirming that the Accountants are independent public accountants within the meaning of the Securities Act with respect to the Company and are in compliance with the applicable requirements relating to the qualifications of accountants under Rule 2-01 of Regulation S-X of the Commission and containing statements and information of the type ordinarily included in accountants’ “comfort letters” to underwriters with respect to the financial statements of the Company and certain financial information included in the Registration Statement and the Prospectus and any amendments or supplements thereto.

(d) At each of the Initial Closing Date and any Option Closing Date, the following documents shall be delivered to the Designated Manager shall have received the following documents:

(i) the letter of Accountants dated the Initial Closing Date or such Option Closing Date, as the case may be, and in form and substance satisfactory to the Designated Manager and addressed to each of the Underwriter, the Forward Purchaser and the Forward Seller, to the effect that the Accountants reaffirm the statements made in their letter furnished pursuant to Section 6(c) hereof, except that the specified date referred to shall be a date not more than three business days prior to the Initial Closing Date or such Option Closing Date, as the case may be;

(ii) the certificate referred to in Section 4(n) of the Equity Distribution Agreement dated the Initial Closing Date or such Option Closing Date, as the case may be (except that references to Section 6(g) therein shall be to Section 6(c));

(iii) the legal letters referred to in clauses (i) and (ii) of Section 4(o) of the Equity Distribution Agreement dated the Initial Closing Date or such Option Closing Date, as the case may be (except that (A) references to Sections 6(c) and 6(d) therein shall be to Sections 6(d) and 6(e), respectively, (B) references to “the Prospectus, as of the date hereof” in paragraph (b) of Exhibits B and C to the Equity Distribution Agreement shall mean the Prospectus as amended and supplemented as of each of the Time of Sale and the date of such letters, and (C) the law firm referenced in such clause (i) shall be Paul, Weiss, Rifkind, Wharton & Garrison LLP );

(iv) the legal letter referred to in Section 4(p) of the Equity Distribution Agreement dated the Initial Closing Date or such Option Closing Date, as the case may be (except that the law firm referenced therein shall be Bracewell LLP); and

(v) such other documents as the Underwriter or its counsel shall reasonably request.

(e) The Initial Forward shall be in full force and effect at the Initial Closing Date, and any Option Forward shall be in full force and effect at the related Option Closing Date.

(f) The Company Shares, if any, to be delivered on the Initial Closing Date or any Option Closing Date, and the maximum number of shares of Common Stock issuable and deliverable to the Forward Purchaser in the aggregate pursuant to the Initial Forward or any Option Forward, as applicable, whether pursuant to Physical Settlement, Net Share Settlement, as a result of an Acceleration Event (as such terms are defined in the Initial Forward or such Option Forward, as applicable) or otherwise, in each case, shall have been approved for listing on the NYSE, subject only to official notice of issuance.

7. The Company will file (a) a preliminary form of pricing supplement to the Prospectus used in connection with the offering of the Shares, as amended and supplemented immediately prior to the Time of Sale, including by a Free Issuer Writing Prospectus, if any, in each case in the form heretofore delivered to the Designated Manager, and (b) a final form of such pricing supplement to the Prospectus, as then amended and supplemented, in the form first used by the Company in connection with the confirmation of sales of the Shares, in each case with the Commission in accordance with the Equity Distribution Agreement.

8. In the event that the Forward Seller elects not to borrow Shares pursuant to Section 4 hereof, or the Forward Seller is unable to borrow and deliver for sale under this Agreement a number of shares of Common Stock equal to the number of Initial Hedge Shares or Option Hedge Shares, as applicable, to be sold by it to the Underwriter on the Initial Closing Date or any Option

Closing Date, as applicable, and deliverable by the Forward Seller hereunder, or the Forward Seller determines in good faith, in its commercially reasonable judgment, it is either impracticable to do so or that the Forward Seller would incur a stock loan cost of more than a rate equal to 25 basis points per annum to do so, then, upon notice by the Forward Seller to the Company (which notice shall be delivered no later than 5:00 p.m., New York City time, on the Business Day immediately preceding the Initial Closing Date or such Option Closing Date, as the case may be), the Company shall issue and sell to the Underwriter, pursuant to Section 1 or 2 hereof, in whole but not in part, an aggregate number of shares of Common Stock equal to the number of Initial Hedge Shares or Option Hedge Shares, as applicable, deliverable by the Forward Seller hereunder that the Forward Seller does not so deliver and sell to the Underwriter. In connection with any such issuance and sale by the Company, the Company or the Underwriter shall have the right to postpone the Initial Closing Date or such Option Closing Date, as applicable, for one business day in order to effect any required changes in any documents or arrangements. Any shares of Common Stock sold by the Company to the Underwriter pursuant to this Section 8 in lieu of any Initial Hedge Shares are referred to herein as the “Top-Up Initial Company Shares.” Any shares of Common Stock sold by the Company to the Underwriter pursuant to this Section 8 in lieu of any Option Hedge Shares in respect of which an Option Forward has been executed are referred to herein as the “Top-Up Option Company Shares.”

Neither the Forward Purchaser nor the Forward Seller shall have any liability whatsoever for any Initial Hedge Shares or Option Hedge Shares that the Forward Seller does not deliver and sell to the Underwriter or any other party if (i) all of the Conditions with respect to the Forward Purchaser and the Forward Seller are not satisfied on or prior to the Initial Closing Date or any Option Closing Date or any additional time of purchase (in respect of any Option Hedge Shares in respect of which an Option Forward has been executed), as applicable, and the Forward Seller, elects pursuant to Section 4 hereof not to deliver and sell to the Underwriter the Initial Hedge Shares or the Option Hedge Shares, as applicable, deliverable by the Forward Seller hereunder, or (ii) the Forward Seller determines in good faith, in its commercially reasonable judgment, it is unable to borrow and cause delivery for sale under this Agreement on the Initial Closing Date or such Option Closing Date, as applicable, a number of shares of Common Stock equal to the number of the Initial Hedge Shares or the Option Hedge Shares, as applicable, deliverable by the Forward Seller hereunder or (iii) the Forward Seller determines in good faith, in its commercially reasonable judgment, it is either impracticable to do so or that the Forward Seller would incur a stock loan cost of more than a rate equal to 25 basis points per annum to do so, it being understood that the foregoing exclusion of liability shall not apply in the case of fraud or any intentional misconduct.

9. This Agreement shall be subject to termination in the absolute discretion of the Underwriter, without liability on the part of the Underwriter, the Forward Seller or the Forward Purchaser to the Company, by notice to the Company, the Forward Seller and the Forward Purchaser, if, prior to the Initial Closing Date, (a) there shall have occurred any change, or any development involving a prospective change, in or affecting the condition (financial or otherwise), earnings, business, prospects, properties, net worth, or results of operations of the Company and its subsidiaries, whether or not arising from transactions in the ordinary course of business, the effect of which, in the sole judgment of the Underwriter, is so material and adverse as to make it impractical or inadvisable to proceed with the offering or delivery of the Shares as contemplated by the Registration Statement and the Prospectus, in each case as amended and supplemented at the time of the execution of this Agreement, (b) there shall have occurred any downgrading in the rating of any debt securities or preferred stock of the Company by any “nationally recognized statistical rating organization” (as defined for purposes of Section 3(a)(62) of the Exchange Act), or any public announcement that any such organization has under surveillance or review its rating of any debt securities or preferred stock of the Company (other than an announcement with positive implications of a possible upgrading, and no implication of a possible downgrading, of such rating), (c) trading in the Company’s common stock or outstanding depositary shares shall have been suspended by the Commission or the NYSE or trading in securities generally on the NYSE or the Nasdaq Stock Market shall have been suspended or materially limited, (d) a general moratorium on commercial banking activities in New York or Florida shall have been declared by either federal or state authorities, (e) the Company or any of its subsidiaries shall have sustained a substantial loss by fire, flood, accident or other calamity that renders it impracticable, in the reasonable judgment of the Underwriter, to consummate the sale of the Shares and the delivery of the Shares by the Underwriter at the initial public offering price or (f) there shall have occurred any outbreak or escalation of hostilities or other international or domestic calamity, crisis or change in political, financial or economic conditions, the effect of which on the financial markets of the United States is such as to make it, in the sole judgment of the Underwriter, impracticable or inadvisable to commence or continue the offering as contemplated by the Registration Statement and the Prospectus, in each case as amended and supplemented at the time of the execution of this Agreement. Notice of such termination may be given to the Company, the Forward Seller and the Forward Purchaser by telegram, telecopy, electronic transmission or telephone and shall be subsequently confirmed by letter.

10. Notwithstanding any provision of this Agreement or any other terms agreement to the contrary, the Company consents to the Designated Manager trading in Common Stock for the Designated Manager’s own account and for the account of its clients at the same time as sales of the Shares occur pursuant to this Agreement.

11. This Agreement, including those provisions of the Equity Distribution Agreement incorporated herein, constitutes the entire agreement and supersedes all other prior and contemporaneous agreements and undertakings, both written and oral, among the Company, the Underwriter, the Forward Purchaser and the Forward Seller with regard to the subject matter hereof. Such provisions of the Equity Distribution Agreement shall be deemed to be a part hereof to the same extent as if such provisions had been set forth in full herein. This Agreement may be signed by the parties in one or more counterparts, which together shall constitute one and the same agreement among the parties.

[Signature Pages Immediately Follow]

If the foregoing is in accordance with your understanding, please sign and return to us a counterpart hereof, whereupon this Agreement, including those provisions of the Equity Distribution Agreement incorporated herein, shall constitute a binding agreement among the Company, the Underwriter, the Forward Purchaser and the Forward Seller.

Very truly yours, SPIRE INC.

By:	/s/ Adam Woodard
Name:	Adam Woodard
Title:	Vice President, Treasurer

MORGAN STANLEY & CO. LLC, in its capacity as Forward Seller

By:	/s/ Mauricio Dominguez
Name:	Mauricio Dominguez
Title:	Vice President

MORGAN STANLEY & CO. LLC, in its capacity as Forward Purchaser, solely as the recipient or beneficiary of certain representations, warranties and agreements in this Terms Agreement

By:	/s/ Scott Pecullan
Name:	Scott Pecullan
Title:	Managing Director

Signature Page to Terms Agreement

ACCEPTED as of the date first above written

MORGAN STANLEY & CO. LLC, in its capacity as Underwriter

By:	/s/ Mauricio Dominguez
Name: Mauricio Dominguez
Title: Vice President

Signature Page to Terms Agreement

EXHIBIT A

FORM OF LOCK-UP AGREEMENT

SPIRE INC.

Public Offering of Common Stock

Dated as of June __, 2023

Morgan Stanley & Co. LLC

1585 Broadway

New York, New York 10036

Ladies and Gentlemen:

The undersigned, a shareholder of Spire Inc., a Missouri corporation (the “Company”), understands that Morgan Stanley & Co. LLC (the “Underwriter”) proposes to enter into a Terms Agreement (the “Terms Agreement”) with the Company relating to a proposed public offering of common stock (the “Common Stock”) of the Company.

In order to induce you to enter into the Terms Agreement, and in light of the benefits that the offering of the Common Stock will confer upon the undersigned in its capacity as a securityholder or an officer or director of the Company, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned agrees with you that, during the period beginning on and including the date of the Terms Agreement through and including the date that is the 45th day after the date of the Terms Agreement (such period, the “Lock-Up Period”), the undersigned will not, without your prior written consent, directly or indirectly:

(i) offer, pledge, assign, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of any shares of the Company’s Common Stock or preferred stock or other capital stock (collectively, “capital stock”) or any securities convertible into or exercisable or exchangeable for Common Stock or other capital stock, whether now owned or hereafter acquired by the undersigned or with respect to which the undersigned has or hereafter acquires the power of disposition; or

(ii) enter into any swap or other agreement, arrangement or transaction that transfers to another, in whole or in part, directly or indirectly, any of the economic consequences of ownership of any Common Stock or other capital stock or any securities convertible into or exercisable or exchangeable for any Common Stock or other capital stock, whether any transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock, other capital stock, other securities, in cash or otherwise, or publicly announce any intention to do any of the foregoing.

Notwithstanding the provisions in the immediately preceding paragraph, the undersigned may, without your prior written consent, transfer any Common Stock or other capital stock or any securities convertible into or exchangeable or exercisable for Common Stock or other capital stock:

(1) if the undersigned is a natural person, as a bona fide gift or gifts or by will, by intestate succession or pursuant to a so-called “living trust” or other revocable trust established to provide for the disposition of property on the undersigned’s death, in each case to any member of the immediate family (as defined below) of the undersigned or to a trust the beneficiaries of which are exclusively the undersigned or members of the undersigned’s immediate family, or as a bona fide gift or gifts to a charity or educational institution;

(2) if the undersigned is a partnership or a limited liability company, to a partner or member, as the case may be, of such partnership or limited liability company if, in any such case, such transfer is not for value;

(3) under a plan established under Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the date hereof;

(4) if the undersigned receives shares of Common Stock pursuant to an equity award granted under any compensatory plan of the Company, such transfer is made to satisfy tax withholding obligations of the undersigned related to such award; and

(5) acquired by the undersigned in the open market after the closing of the offering of the Common Stock.

provided, however, that in the case of any transfer described in clause (1) or (2) above, it shall be a condition to the transfer that (A) the transferee executes and delivers to you, not later than one business day prior to the date of such transfer, a written agreement, in substantially the form of this agreement (it being understood that any references to “immediate family” in the agreement executed by such transferee shall expressly refer only to the immediate family of the undersigned and not to the immediate family of the transferee) and otherwise satisfactory in form and substance to you, (B) in the case of a transfer pursuant to clause (1) above, if the undersigned is required to file a report under Section 16(a) of the Exchange Act reporting a reduction in beneficial ownership of shares of Common Stock or other capital stock or any securities convertible into or exercisable or exchangeable for Common Stock or other capital stock by the undersigned during the Lock-Up Period, the undersigned shall include a statement in such report to the effect that such transfer is not a transfer for value and that such transfer is being made as a gift, by will or intestate succession or pursuant to a so-called “living trust” or other revocable trust established to provide for the disposition of property on the undersigned’s death, as the case may be, (C) in the case of a transfer pursuant to clause (2) above, no filing under Section 16(a) of the Exchange Act reporting a reduction in beneficial ownership of shares of Common Stock or other capital stock or any securities convertible into or exercisable or exchangeable for Common Stock or other capital stock shall be required to be made during the Lock-Up Period and (D) in the case of a transfer pursuant to clause (1) or (2) above, no voluntary filing with the Securities and Exchange Commission or other public report, filing or announcement shall be made in respect of such transfer during this Lock-Up Period. For purposes of this paragraph, “immediate family” shall mean any relationship by blood, marriage or adoption not more remote than the first cousin.

A-2

Prior to engaging in any transaction or taking any other action that is subject to the restrictions imposed by this agreement at any time during the period from and including the date of this agreement through and including the 34th day following the last day of the Lock-Up Period (prior to giving effect to any extension of the Lock-Up Period as provided above), the undersigned will give notice thereof to the Company and will not consummate such transaction or take any such action unless it has received written confirmation from the Company that the Lock-Up Period (as the same may have been extended as provided above) has expired.

The undersigned further agrees that (i) he or she will not, during the Lock-Up Period, make any demand for or exercise any right with respect to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of any shares of Common Stock or other capital stock or any securities convertible into or exercisable or exchangeable for Common Stock or other capital stock and (ii) the Company may, with respect to any Common Stock or other capital stock or any securities convertible into or exercisable or exchangeable for Common Stock or other capital stock owned or held (of record or beneficially) by the undersigned, cause the transfer agent or other registrar to enter stop transfer instructions and implement stop transfer procedures with respect to such securities during the Lock-Up Period.

The undersigned hereby waives any and all notice requirements and rights with respect to the registration of any securities pursuant to any agreement, instrument, understanding or otherwise, including any registration rights agreement or similar agreement, to which the undersigned is a party or under which the undersigned is entitled to any right or benefit and any tag-along rights, co-sale rights or other rights to have any securities (debt or equity) included in the offering contemplated by this agreement or sold in connection with the sale of Common Stock pursuant to the Terms Agreement, provided that such waiver shall apply only to the public offering of Common Stock pursuant to the Terms Agreement and each registration statement filed under the Securities Act in connection therewith.

The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this agreement and that this agreement has been duly authorized (if applicable), executed and delivered by the undersigned and is a valid and binding agreement of the undersigned. This agreement and all authority herein conferred are irrevocable and shall survive the death or incapacity of the undersigned (if a natural person) and shall be binding upon the heirs, personal representatives, successors and assigns of the undersigned.

If the Terms Agreement is not executed by the parties thereto prior to October 31, 2023, this agreement shall automatically terminate and become null and void.

The undersigned acknowledges and agrees that whether or not any public offering of Common Stock actually occurs depends on a number of factors, including market conditions.

THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

[Signature Page Immediately Follows]

A-3

IN WITNESS WHEREOF, the undersigned has executed and delivered this agreement as of the date first set forth above.

Yours very truly,

Print Name

Signature Page to Lock-Up Agreement

EXHIBIT B

LIST OF PERSONS SUBJECT TO LOCK-UP

•	Suzanne Sitherwood

•	Mark A Borer

•	Maria V. Fogarty

•	Edward L. Glotzbach

•	Carrie Hightman

•	Rob L. Jones

•	Brenda D. Newberry

•	Stephen S. Schwartz

•	John P. Stupp Jr.

•	Steven P. Rasche

•	Steven L. Lindsay

•	Mark C. Darrell

•	Michael C. Geiselhart